Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-179331

Prospectus Supplement No. 11

(to Prospectus dated July 19, 2012, as supplemented by Prospectus Supplement No. 1 dated August 16, 2013, Prospectus Supplement No. 2 dated August 16, 2013, Prospectus Supplement No. 3 dated August 16, 2013, Prospectus Supplement No. 4 dated August 16, 2013, Prospectus Supplement No. 5 dated August 16, 2013, Prospectus Supplement No. 6 dated November 14, 2013, Prospectus Supplement No. 7 dated March 27, 2014, Prospectus Supplement No. 8 dated May 13, 2014, Prospectus Supplement No. 9 dated August 12, 2014 and Prospectus Supplement No. 10 dated August 27, 2014)

BRAINSTORM CELL THERAPEUTICS INC.

19,818,972 Shares of Common Stock

Warrants to Purchase 14,864,229 Shares of Common Stock

and

14,864,229 Shares of Common Stock Underlying Warrants

This prospectus supplement, together with the prospectus listed above, is to be used by certain holders of the above-referenced securities or by their pledgees, donees, transferees or other successors-in-interest in connection with the offer and sale of such securities.

This prospectus supplement updates and should be read in conjunction with the prospectus dated July 19, 2012 (as supplemented to date), which is to be delivered with this prospectus supplement. Such documents contain information that should be considered when making your investment decision. To the extent there is a discrepancy between the information contained herein and the information in the prospectus, the information contained herein supersedes and replaces such conflicting information.

This prospectus supplement consists of Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2014.

Our common stock is traded on the Nasdaq Capital Market, under the symbol “BCLI”. On November 12, 2014, the last reported sales price for our common stock was $3.58 per share. We do not intend to list the warrants on any securities exchange or other trading market and we do not expect that a public trading market will develop for the warrants.

Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 4 of the Prospectus, as supplemented or amended by the prospectus supplements filed to date, to read about factors you should consider.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 11 is November 13, 2014

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2014

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _____________ to ___________________

Commission File Number 000-54365

BRAINSTORM CELL THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8133057
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

605 Third Avenue, 34th Floor New York, NY (Address of principal executive offices)	10158 (Zip Code)

(646) 666-3188

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒   No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 4, 2014, the number of shares outstanding of the registrant’s Common Stock, $0.00005 par value per share, was 15,281,497.

PART I: FINANCIAL INFORMATION

SPECIAL NOTE

Unless otherwise specified in this quarterly report on Form 10-Q, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

Item 1. Financial Statements.

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF September 30, 2014

UNAUDITED

U.S. DOLLARS IN THOUSANDS

2

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

AS OF September 30, 2014

UNAUDITED

U.S. DOLLARS IN THOUSANDS

3

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

(Except share data and exercise prices)

	September 30,	December 31,
	2014	2013
	Unaudited	Audited
ASSETS

Current Assets:
Cash and cash equivalents	8,969	3,503
Short-term deposit	1,600	-
Account receivable	450	910
Prepaid expenses	88	33
Total current assets	11,107	4,446

Long-Term Assets:
Prepaid expenses	21	22
Total long-term investments	21	22

Property and Equipment, Net	272	258

Total assets	11,400	4,726

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Trade payables	1,304	228
Accrued expenses	816	877
Other accounts payable	275	227
Total current liabilities	2,395	1,332

Long-Term Liabilities:
Warrants issued to investors	104	655
Total long-term liabilities	104	655

Total liabilities	2,499	1,987

Stockholders' Equity:
Stock capital: (Note 6)	10	8
Common stock of $0.00005 par value - Authorized: 800,000,000 shares at September 30, 2014 and December 31, 2013; Issued and outstanding: 15,228,164 and 11,750,881 shares at September 30, 2014 and December 31, 2013 respectively.
Additional paid-in-capital	67,814	55,138
Accumulated deficit	(58,923)	(52,407)
Total stockholders' equity	8,901	2,739

Total liabilities and stockholders' equity	11,400	4,726

The accompanying notes are an integral part of the consolidated financial statements.

4

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

(Except share data and exercise prices)

	Nine months ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

Operating costs and expenses:

Research and development, net	$3,129	$2,068	$1,572	$804
General and administrative	1,624	1,574	856	272

Total operating costs and expenses	4,753	3,642	2,428	1,076

Financial expenses (income) , net	1,761	21	(9)	5

Operating loss	6,514	3,663	2,419	1,081

Taxes on income	2	19	2	1

Net loss	$6,516	$3,682	$2,421	$1,082
Basic and diluted net loss per share from continuing operations	0.50	0.36	0.16	0.10

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	13,122,133	10,139,618	15,158,411	10,948,208

The accompanying notes are an integral part of the consolidated financial statements.

5

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

U.S. dollars in thousands

(Except share data and exercise prices)

				Additional		Total
	Common stock			paid-in	Accumulated	stockholders'
	Number	Amount		capital	deficit	equity

Balance as of December 31, 2012	10,005,644	$7		$51,483	$(47,508)	$3,982

Stock-based compensation related to options and stock granted to service providers	53,980			197	-	197
Stock-based compensation related to stock and options granted to directors and employees	50,666			674	-	674
Issuance of shares for public offering	1,568,628	1		2,496	-	2,497
Issuance of shares for private placement	55,555	(*	)	250	-	250
Conversion of convertible loans	8,408	-		30	-	30
Exercise of options	8,000	(*	)	8	-	8
Net loss	-	-		-	(4,899)	(4,899)

Balance as of December 31, 2013	11,750,881	$8		$55,138	$(52,407)	$2,739

*	Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

6

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

U.S. dollars in thousands

(Except share data and exercise prices)

				Additional		Total
	Common stock			paid-in	Accumulated	stockholders'
	Number	Amount		capital	deficit	equity

Balance as of December 31, 2013	11,750,881	$8		$55,138	$(52,407)	$2,739

Stock-based compensation related to options and stock granted to service providers	53,419	-		186	-	186
Stock-based compensation related to stock and options granted to directors and employees	50,667	-		578	-	578
Issuance of shares for private placement	2,800,000	2		9,552	-	9,554
Stock issued for warrants exchange	388,735	(*	)	1,633	-	1,633
Warrants liability classified as equity	-	-		42	-	42
Exercise of warrants	171,129	(*	)	685	-	685
Exercise of options	13,333
Net loss	-	-		-	(6,516)	(6,516)

Balance as of September 30, 2014	15,228,164	$10		$67,814	$(58,923)	$8,901

*	Represents an amount less than $1.

The accompanying notes are an integral part of the consolidated financial statements.

7

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

(Except share data and exercise prices)

	Nine months ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

Cash flows from operating activities:

Net loss	$(6,516)	$(3,682)	$(2,421)	$(1,082)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of deferred charges	80	77	30	27
Expenses related to shares and options granted to service providers	186	213	76	11
Amortization of deferred stock-based compensation related to options granted to employees	578	439	280	(75)
Decrease (increase) in accounts receivable and prepaid expenses	405	231	341	198
Increase in trade payables	1,076	88	547	73
Increase (decrease) in other accounts payable and accrued expenses	(13)	188	66	135
Revaluation of warrants	1,724	-	(38)	-

Total net cash used in operating activities	$(2,480)	$(2,446)	$(1,119)	$(713)

The accompanying notes are an integral part of the consolidated financial statements.

8

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

(Except share data and exercise prices)

	Nine months ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

Cash flows from investing activities:
Purchase of property and equipment	(94)	(97)	-	(31)
Changes in short-term deposit	(1,600)	(2,017)	(1,600)	(3,006)
Investment in lease deposit	1	(11)	(6)	(2)

Total net cash used in investing activities	$(1,693)	$(2,125)	$(1,606)	$(3,039)

Cash flows from financing activities:
Proceeds from issuance of Common stock, net	9,554	3,576	(104)	3,326
Proceeds from exercise of warrants and options	685	7	470	-
Redemption of warrants in cash	(600)	-	-	-

Total net cash provided by financing activities	9,639	3,583	366	3,326

Increase (decrease) in cash and cash equivalents	5,466	(988)	(2,359)	(426)
Cash and cash equivalents at the beginning of the period	3,503	1,317	11,328	755

Cash and cash equivalents at end of the perioLd	$8,969	$329	$8,969	$329

Non-cash financing activities:
Stock issued for warrants exchange	1,633	-	-	-
Warrants liability classified as equity	42	-	-	-
Total net cash provided by financing activities	$1,675	-	-	-

The accompanying notes are an integral part of the consolidated financial statements.

9

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 1 - GENERAL

A.	Brainstorm Cell Therapeutics Inc. (formerly: Golden Hand Resources Inc. - the "Company") was incorporated in the State of Washington on September 22, 2000.

B.	On July 8, 2004, the Company entered into a licensing agreement with Ramot of Tel Aviv University Ltd. ("Ramot"), to acquire certain stem cell technology (see Note 4). Subsequent to this agreement, the Company decided to focus on the development of novel cell therapies for neurodegenerative diseases based on the acquired technology and research to be conducted and funded by the Company.

Following the licensing agreement dated July 8, 2004, the management of the Company decided to abandon all old activities related to the sale of the digital data recorder product

C.	On October 25, 2004, the Company formed a wholly-owned subsidiary in Israel, Brainstorm Cell Therapeutics Ltd. ("BCT").

D.	On November 18, 2004, the Company changed its name from Golden Hand Resources Inc. to Brainstorm Cell Therapeutics Inc. to better reflect its new line of business in the development of novel cell therapies for neurodegenerative diseases. BCT, as defined above, owns all operational property and equipment.

The Common Stock is publicly traded on the NASDAQ Capital Market.(See Note 1(W)).

E.	In October 2010, the Israeli Ministry of Health (“MOH”) granted clearance for a Phase I/II clinical trial using the Company’s autologous NurOwn stem cell therapy in patients with amyotrophic lateral sclerosis (“ALS”), subject to some additional process specifications as well as completion of the sterility validation study for tests performed.

On February 23, 2011, the Company submitted, to the MOH, all the required documents. Following approval of the MOH, a Phase I/II clinical study for ALS patients using the Company’s autologous NurOwn stem cell therapy (the “Clinical Trial”) was initiated in June 2011.

F.	In February 2011, the U.S. Food and Drug Administration (“FDA”) granted orphan drug designation to the Company’s NurOwn autologous adult stem cell product for the treatment of ALS.

G.	On February 19, 2013, Brainstorm Ltd established a wholly-owned subsidiary, Brainstorm Cell Therapeutics UK Ltd. (“Brainstorm UK”). Brainstorm UK acts on behalf of the parent Company in the EU.

H.	On February 21, 2013, Brainstorm UK filed a request for Orphan Medicinal Product Designation by the European Medicine Agency (EMA) for its Autologous Bone Marrow derived Mesenchyme Stromal cells Secreting Neurotropic factors (MSC-NTF, NurOwn). On July 17, 2013, the European Commission granted Orphan Drug Designation to the Company’s NurOwn autologous adult stem cell product for the treatment of ALS.

I.	On March 14, 2013, the Company signed a definitive agreement with the Mayo Clinic in Rochester, Minnesota to conduct its Phase II clinical trial of NurOwn™ in amyotrophic lateral sclerosis (ALS), pending FDA approval. In addition, Mayo's Human Cell Therapy Laboratory will manufacture the NurOwn cells for their clinical trial participants.

10

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 1 - GENERAL (Cont.):

J.	Effective April 3, 2013, the Company entered into an agreement with Dana-Farber Cancer Institute (“Dana-Farber”) to provide cGMP-compliant clean room facilities for production of the Company’s NurOwn™ stem cell candidate during its Phase II ALS trial in the United States. The Company’s Phase II trial, is conducted at Massachusetts General Hospital (“MGH”), the University of Massachusetts (“UMass”) Hospital and the Mayo Clinic. The Connell and O'Reilly Cell Manipulation Core Facility at Dana-Farber will produce NurOwn for the MGH and UMass Hospital clinical sites.

K.	On September 27, 2013, the Company announced that it recently completed treatment of the 12 patients in its ALS Phase IIa dose-escalating clinical trial with the Company’s NurOwn™ technology. The Company was informed that one patient in the study expired due to a medical condition unrelated to the Clinical Trial.

The Clinical Trial is being performed at Hadassah Medical Center in Jerusalem, Israel, under the direction of Prof. Dimitrios Karussis, M.D., Ph.D., head of Hadassah's Multiple Sclerosis Center and a member of the International Steering Committees for Bone Marrow and Mesenchymal Stem Cells Transplantation in Multiple Sclerosis (MS). The study is designed to establish the safety and preliminary efficacy of NurOwn at increasing dosages.

L.	On December 4, 2013, a Notice of Intention to Grant from the European Patent Office (EPO) was issued for the Company's patent application entitled "Isolated Cells and Populations Comprising Same for the Treatment of CNS Diseases" (European serial number EP06766101.7) . This patent relates to the production method for the company's proprietary stem cells induced to secrete large quantities of neurotrophic factors for the treatment of neurodegenerative diseases.

M.	On February 11, 2014, a Notice of Allowance was issued from the U.S. Patent Office for the same patent application as above, U.S. serial number 11/727,583.

N.	On March 4, 2014, a Notice of Allowance was issued from the U.S. Patent Office for the same patent application as above, U.S. serial number 12/994,761.

O.	On March 24, 2014, BCT signed a definitive agreement with the Massachusetts General Hospital (MGH) in Boston, MA to conduct a Phase II clinical trial of NurOwn™ in amyotrophic lateral sclerosis (ALS), pending FDA approval.

P.	On April 28, 2014, the Company announced that the US Food and Drug Administration (FDA) has approved commencement of its Phase II clinical trial with NurOwn™ in patients with Amyotrophic Lateral Sclerosis (ALS). The trial was launched at the Massachusetts General Hospital (MGH) in Boston, MA and the University of Massachusetts Memorial (UMass) Hospital in Worcester, MA after Institutional Review Board (IRB) approvals. Dana-Farber Cancer Institute's Connell O'Reilly Cell Manipulation Core Facility manufactures the NurOwn™ cells for these two clinical sites. The trial is also conducted at the Mayo Clinic in Rochester, Minnesota.

Q.	On June 2, 2014, the Company announced that interim results from the Company's Phase IIa ALS trial conducted at Hadassah Medical Center in Jerusalem, Israel were presented on June 1, 2014 at the Joint Congress of European Neurology by Principal Investigator Professor Dimitrios Karussis. The positive safety and preliminary efficacy results observed in this study are consistent with results observed in the Company's previous Phase I/II trial. Between these two studies, a total of 26 patients have been treated with NurOwn™, the Company’s stem cell therapy candidate for ALS.

11

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 1 - GENERAL (Cont.):

R.	On June 6, 2014, the Company announced that its Phase II ALS clinical trial has commenced with the enrollment of the first patient at Massachusetts General Hospital (MGH) in Boston, Massachusetts. Company’s Phase II trial is a randomized, double-blind, placebo controlled multi-center study designed to evaluate the safety and efficacy of transplantation of Autologous Mesenchymal Stem Cells Secreting Neurotrophic Factors ("MSC-NTF" or NurOwn™) in 48 ALS patients. The trial is also being conducted at the University of Massachusetts Memorial (UMass) Hospital in Worcester, Massachusetts and the Mayo Clinic in Rochester, Minnesota.

S.	On June 10, 2014, the Company announced that it has initiated a study in a mouse model of autism at the Felsenstein Medical Research Center, Sackler Faculty of Medicine, Tel Aviv University, under the direction of Professor Daniel Offen. The study explores the effects of the company's "MSC-NTF" cells on mouse behavior. The study, which is being conducted using the BTBR mouse model for autism, will investigate repetitive behavior, increased cognitive flexibility and improved sociability in mice after administration of a single intracerebroventricular injection of the cells.

T.	On June 24, 2014, the Company signed a definitive agreement with the University of Massachusetts Memorial (UMass) Hospital in Worcester, MA to conduct a Phase II clinical trial of NurOwn™ in ALS.

U.	On July 1, 2014, the Company signed a definitive agreement with Professional Research Consulting Clinical Inc., CA ("PRC"), to monitor the Phase II clinical trial of NurOwn™ in ALS.

V.	A reverse stock split of the Company’s shares by a ratio 1-for-15 was effected on September 15, 2014 at 11:59 p.m. pursuant to an amendment to the Company’s Certificate of Incorporation approved by the stockholder of the Company on August 14, 2014.

W.	The Company’s shares of Common Stock were approved for uplisting to the NASDAQ Capital Market, and commenced trading on the NASDAQ Capital Market when trading began on September 30, 2014. The Company’s Common Stock started trading under the ticker symbol "BCLI" when trading on Nasdaq commences and ceased to be temporarily be quoted as "BCLID" effective September 30, 2014.

GOING CONCERN:

As reflected in the accompanying financial statements, the Company’s operations for the nine months ended September 30, 2014, resulted in a net loss of $6,516. These conditions, together with the fact that the Company has no revenues from operations expected in the near future, raise substantial doubt about the Company's ability to continue to operate as a going concern. The Company’s ability to continue operating as a “going concern” is dependent on several factors, among them is its ability to raise sufficient additional working capital.

In June 2014, the Company raised $10,500, gross, in a private offering (See Note 6B 1(g)). As of September 30, 2014 the Company believes that the Company has resources to carry out its operation in the upcoming year. However, there can be no assurance that additional funds will be available on terms acceptable to the Company, or that the Company will not incur additional unforeseen costs or expenses.

These financial statements do not include any adjustments relating to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that may be required should the Company be unable to continue as a going concern.

12

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 2 -	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies applied in the annual financial statements of the Company as of December 31, 2013 are applied consistently in these financial statements.

On September 15, 2014 the Company completed the reverse stock split, whereby each fifteen shares of Common Stock of the Company were combined and were reclassified into one share of Common Stock of the Company, and the number of issued and outstanding shares of Common Stock of the Company was proportionally reduced, in both cases without any change to the authorized number of shares of Common Stock or in the par value of such shares.

Upon implementation of the recapitalization described above, the Company adjusted all ordinary shares, options, warrants, per share data and exercise prices included in these financial statements for all periods presented to reflect the reverse stock split.

NOTE 3 -	UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim financial statements have been prepared in a condensed format and include the consolidated financial operations of the Company and its wholly-owned subsidiary as of September 30, 2014 and for the nine months then ended, in accordance with accounting principles generally accepted in the United States relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2014, are not necessarily indicative of the results that may be expected for the year ended December 31, 2014.

NOTE 4 -	RESEARCH AND LICENSE AGREEMENT

The Company has a Research and License Agreement, as amended and restated, with Ramot. The Company obtained a waiver and release from Ramot pursuant to which Ramot agreed to an amended payment schedule regarding the Company's payment obligations under the Research and License Agreement and waived all claims against the Company resulting from the Company's previous defaults and non-payment under the Research and License Agreement. The waiver and release amended and restated the original payment schedule under the original agreement providing for payments during the initial research period and additional payments for any extended research period.

The Company is to pay Ramot royalties on Net Sales on a Licensed Product by Licensed Product and jurisdiction by jurisdiction basis as follow:

a)	So long as the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is covered by a Valid Claim or is covered by Orphan Drug Status in such jurisdiction – 5% of all Net Sales.

b)	In the event the making, producing, manufacturing, using, marketing, selling, importing or exporting of such Licensed Product is not covered by a Valid Claim and not covered by Orphan Drug status in such jurisdiction – 3% of all Net Sales until the expiration of 15 years from the date of the First Commercial Sale of such Licensed Product in such jurisdiction.

NOTE 5 -	CONSULTING AGREEMENTS

A.	On July 8, 2004, the Company entered into two consulting agreements with Prof. Eldad Melamed and Dr. Daniel Offen (together, the "Consultants"), under which the Consultants provide the Company scientific and medical consulting services in consideration for a monthly payment of $6 each. In June 2012 an amendment was signed with Dr. Daniel Offen, according to which the company pays Daniel Offen a monthly payment of $6, out of which $3 in cash and $3 by grant of Company stock.

13

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 5 -	CONSULTING AGREEMENTS (Cont.):

B.	On January 16, 2013, the Company granted the Consultants an aggregate of 14,400 shares of Common Stock for their services from January 1, 2012 through December 31, 2012. Related compensation in the amount of $54 was recorded as research and development expense.

C.	On November 13, 2013, the Company approved grants of an aggregate 30,000 shares of Common Stock to the Consultants, for services rendered during January 1, 2013 through September 30, 2013 (the “2013 Shares”).

D.	On March 24, 2014, the Company approved grants of an aggregate 6,000 shares of Common Stock to the Consultants for services rendered in 2013.

NOTE 6 -	STOCK CAPITAL

A.	The rights of Common Stock are as follows:

Holders of Common Stock have the right to receive notice to participate and vote in general meetings of the Company, the right to a share in the excess of assets upon liquidation of the Company and the right to receive dividends, if declared.

The Common Stock is publicly traded on the NASDAQ Capital Market under the symbol BCLI.

B.	Issuance of shares, warrants and options:

1.	Private placements and public offering:

(a)	In July 2007, the Company entered into an investment agreement, that was amended in August 2009, according to which for an aggregate subscription price of up to $5,000, the Company issued 2,777,777 shares of Common Stock and a warrant to purchase 672,222 shares of Common Stock at an exercise price of $3 per share and a warrant to purchase 1,344,444 shares of common stock at an exercise price of $4.35 per share. The warrants may be exercised at any time and expire on November 5, 2013. In May 2012 the warrants were extended by additional 18 months, through May 5, 2015. In May 2015 the warrants were extended by additional 18 months, through November 5, 2017.

In January 2011, the Company and the investor signed an agreement to balance the remaining amount due to the investor, totaling $20, against the remaining balance of the investment and the Company issued the above shares and warrants.

In addition, the Company issued an aggregate of 83,333 shares of Common Stock to a related party as an introduction fee for the investment. As of the balance sheet date, no warrants have been exercised.

(b)	In February 2010, the Company issued an aggregate 399,999 shares of Common Stock to three investors (133,333 to each investor) and warrants to purchase an aggregate of 199,998 shares of Common Stock (66,666 to each investor) with an exercise price of $7.50 per share for aggregate proceeds of $1,500 ($500 from each investor).

(c)	On July 17, 2012, the Company raised a $5,700 gross proceeds through a public offering (“2012 Public Offering”) of its common stock. The Company issued a total of 1,321,265 shares of common stock., ($4.35 per share) and 990,949 warrants to purchase 0.75 shares of Common Stock for every share purchased in the Public Offering, at an exercise price of $4.35 per share. The Warrants are exercisable until the 30 month anniversary of the date of issuance.

14

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

1.	Private placements and public offering: (Cont.):

After deducting closing costs and fees, the Company received net proceeds of approximately $4,900.

The Company paid to the Placement Agency, Maxim Group LLC (the “Placement Agent”), a cash fee and a corporate finance fee equal to 7% of the gross proceeds of the Public Offering. In addition, the Company issued to the Placement Agent a two year warrant to purchase up to 32,931 shares of Common Stock (equal to 3% of the number of shares sold in the Public Offering), with an exercise price equal to $5.22 (120% of the Public offering price). The Warrants are exercisable until the 30 month anniversary of the date of issuance. In addition, the Company issued to Leader Underwriters (1993) Ltd, warrants to purchase 15,517 shares of Common stock, at an exercise price of $4.35 per share. The warrants are exercisable until the 30 month anniversary of the date of issuance.

(d)	On February 4, 2013, the Company issued 8,408 shares of Common Stock to an investor, according to a settlement agreement, for the correction of the conversion rate of a $200 convertible loan. The convertible loan was issued in 2006 and converted in 2010.

(e)	On February 7, 2013, the Company issued 55,556 units to a private investor for total proceeds of $250. Each unit consisted of one share of Common Stock and a warrant to purchase one share of Common Stock at $7.5 per share exercisable for 32 months.

(f)	On August 16, 2013, the Company raised $4,000 (gross) through a registered public offering (“2013 Public Offering”) of its common stock. The Company issued a total of 1,568,628 common stock, ($2.55 per share) and 1,176,471 warrants to purchase 0.75 shares of Common Stock for every share purchased in the Public Offering, at an exercise price of $3.75 per share. The Warrants are exercisable until the 36 month anniversary of the date of issuance. The Warrants also include, subject to certain exceptions, full ratchet anti-dilution protection in the event of the issuance of any common stock, securities convertible into common stock, or certain other issuances at a price below the then-current exercise price of the Warrants, which would result in an adjustment to the exercise price of the Warrants. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants. After deducting closing costs and fees, the Company received net proceeds of approximately $3.3 million.

In accordance with the provisions of ASC 815 (formerly FAS 133) the proceeds related to the warrants at the amount of $829 were recorded to liabilities at the fair value of such warrants as of the date of issuance, and the proceeds related to common stocks of 2,496 were recorded to equity.

On April 25, 2014, the Company entered into agreements with holders of warrants originally issued in the Company’s August 16, 2013 public offering (the “2013 Warrants”) to exchange outstanding 2013 Warrants entitling the holders to purchase an aggregate of 777,471 shares of Company common stock, $0.00005 par value for an aggregate of 388,735 unregistered shares of Common Stock.

15

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

1.	Private placements and public offering: (Cont.):

After the exchange, the 2013 Warrants were cancelled and of no further force and effect.

On May 27, 2014 the Company entered into agreements with certain holders of warrants originally issued in the Company’s August 16, 2013 public offering to repurchase outstanding 2013 Warrants entitling the holders to purchase an aggregate of 333,235 shares of Company common stock, for an aggregate of approximately $600,000. Each share of Common Stock issuable pursuant to the 2013 Warrants was repurchased for $1.80 cash payment by the Company per Warrant Share. Warrants participating in the Redemption were cancelled and of no further force and effect.

In May 2014, certain holders of 2013 Warrants which did not participate in the Redemption and whose 2013 Warrants will therefore remain outstanding after the Effective Date, have waived anti-dilution provisions of their 2013 Warrants.

After the balance sheet date, in July 2014, the Company signed an amendment to certain holders of warrants originally issued in the Company’s August 16, 2013 public offering and did not participate in the Redemption, to adjust the exercise price of the warrants to $0.525 per share.

As of September 30, 2014, the fair value of such warrants was presented as a liability at its fair value $104 as of such date.

(g)	On June 19, 2014, the Company, pursuant to the June 13, 2014 securities purchase agreement, entered into with a group of investors, including several healthcare-focused funds, effected a private placement of the Company’s common stock, $0.00005 par value per share, and warrants to purchase Common Stock. The Company received gross proceeds of $10.5 million, resulting from the issuance and sale of 2.8 million shares of Common Stock at a price per share of $3.75, a 15% discount to the 30 day volume-weighted average price of $4.41. The Investors received warrants to purchase up to2.8 million shares of Common Stock at an exercise price of $5.22 per share. The Warrants became exercisable immediately upon closing of the private placement and have a term of three (3) years.

2.	Share-based compensation to employees and to directors:

(a)	Options to employees and directors:

On November 25, 2004, the Company's stockholders approved the 2004 Global Stock Option Plan and the Israeli Appendix thereto (which applies solely to participants who are residents of Israel) and on March 28, 2005, the Company's stockholders approved the 2005 U.S. Stock Option and Incentive Plan, and the reservation of 609,564 shares of Common Stock for issuance in the aggregate under these stock plans.

In June 2008, June 2011 and in June 2012, the Company's stockholders approved increases in the number of shares of common stock available for issuance under these stock option plans by 333,333, 333,333 and 600,000 shares, respectively

16

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

1.	Private placements and public offering: (Cont.):

Each option granted under the plans is exercisable until the earlier of ten years from the date of grant of the option or the expiration dates of the respective option plans. The 2004 and 2005 options plans will expire on November 25, 2014 and March 28, 2015, respectively.

On August 14, 2014, the Company's stockholders approved the 2014 Global Share Option Plan and the Israeli Appendix thereto (which applies solely to participants who are residents of Israel) and the 2014 Stock Incentive Plan, and the reservation of 600,000 shares of Common Stock for issuance in the aggregate under these stock plans.

The exercise price of the options granted under the plans may not be less than the nominal value of the shares into which such options are exercised. The options vest primarily over three years. Any options that are canceled or forfeited before expiration become available for future grants.

2.	Share-based compensation to employees and to directors:

(a)	Options to employees and directors:

From 2005 through 2009, the Company granted its directors options to purchase 53,333 (in total) shares of Common Stock of the Company at an exercise price of $2.25 per share. The options are fully vested and will expire after 10 years.

On April 13, 2010, the Company, Abraham Israeli and Hadasit Medical Research Services and Development Ltd. (“Hadasit”) entered into an Agreement (as amended, the “Hadasit Agreement”) pursuant to which Prof. Israeli agreed, during the term of the Hadasit Agreement, to serve as (i) the Company’s Clinical Trials Advisor and (ii) a member of the Company’s Board of Directors.

Accordingly, the Company granted to Prof. Israeli in each of April 2010, June 2011, April 2012 and April 2013, an option to purchase 11,111 shares of Common Stock at an exercise price equal to $0.00075 per share.

In addition, the Company granted Hadasit, in each of April 2010, June 2011, April 2012, and April 2013, a warrant to purchase 2,222 shares of Common Stock at an exercise price equal to $0.00075 per share.

Such options and warrants will vest and become exercisable in twelve (12) consecutive equal monthly amounts.

In addition, on April 13, 2014, pursuant to the Hadasit Agreement, and pursuant to the December 2013 letter from the Company to Prof. Israeli, the Company issued to Prof. Israeli, an option to purchase 20,000 shares of its Common Stock at an exercise price of $0.00075 per share.

On April 25, 2014 the Agreement among the Company, Prof. Abraham Israeli and Hadasit was terminated. As a result of the termination, Prof. Israeli and Hadasit will no longer receive annual grants to purchase shares of Common Stock, and any outstanding and unvested grants made pursuant to the Agreement ceased to vest, and the grants were valid until and exercisable only on or before October 25, 2014.

17

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

2.	Share-based compensation to employees and to directors: (Cont.):

(a)	Options to employees and directors: (Cont.):

After the balance sheet date, Prof. Israeli and Hadasit exercised the options and warrants granted to them to purchase 44,444 and 8,889 respectively (see Note 7A and 7B).

On December 16, 2010, the Company granted to two of its directors an option to purchase 26,667 shares of Common Stock at an exercise price of $2.25 per share. The options are fully vested and are exercisable for a period of 10 years. The compensation related to the option, in the amount of $78, was recorded as general and administrative expense.

On August 1, 2012, the Company granted to three of its directors options to purchase an aggregate of 30,667 shares of Common Stock of the Company at $2.25 per share. The total compensation related to the option was $105, which is amortized over the vesting period as general and administrative expense.

On April 19, 2013, the Company granted to three of its directors options to purchase an aggregate of 30,667 shares of Common Stock of the Company at $2.25 per share. The total compensation expense related to the options was recorded as general and administrative expense.

On June 6, 2014, the Company entered into an employment agreement which sets forth the terms of COO employment. COO also was granted a stock option under the Company’s Amended and Restated 2004 Global Share Option Plan for the purchase of 33,333 shares of the Company’s common stock, which was fully vested and exercisable upon grant. The exercise price for the Initial Grant is $2.7 per share. The total related compensation, in the amount of $55 was recorded as general and administrative expense.

On June 9, 2014, the Company hired the new CEO. CEO was granted a stock option for the purchase of 380,000 shares of the Company’s common stock, which shall vest and become exercisable as to 25% of the Shares on the first anniversary of the Grant Date and the remainder of the Shares shall vest and become exercisable in equal monthly installments on each of the 36 monthly anniversaries following the Initial Vesting Date.  The exercise price for the CEO Grant is $4.5 per share. The total related compensation, in the amount of $1,494 will be recorded as general and administrative expense.

After the balance sheet date, the Company granted to four of its directors options to purchase an aggregate of 70,666 shares of Common Stock of the Company at $0.75 per share. (See Note 7(C)).

18

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

2.	Share-based compensation to employees and to directors: (Cont.):

(a)	Options to employees and directors: (Cont.):

A summary of the Company's option activity related to options to employees and directors, and related information is as follows:

	For the nine months ended September 30, 2014
	Amount of options	Weighted average exercise price	Aggregate intrinsic value
		$	$

Outstanding at beginning of period	412,389	2.5576
Granted	433,333	4.1539
Exercised	(13,333)	2.2500
Cancelled	(66,500)	2.1250

Outstanding at end of period	765,889	3.5037	464,393

Vested and expected-to-vest at end of period	360,389	2.5342	567,888

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the fair market value of the Company’s shares on September 30, 2014 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2014.

(b)	Restricted shares to directors:

On August 22, 2011, the Company entered into an agreement with Chen Schor (the “Executive Director Agreement”) pursuant to which the Company granted to Mr. Schor 61,558 shares of restricted Common Stock of the Company.   The shares will vest over 3 years - 1/3 upon each anniversary of the Grant Date. In addition, the Company will pay $15 per quarter to Mr. Schor for his services as an Executive Board Member.

On April 19, 2013, the Company issued to two of its directors and four of its Advisory Board members a total of 50,667 restricted shares of Common Stock. The shares will vest in 12 equal monthly portions until fully vested on the anniversary of grant. Related compensation expense in the amount of $175 was recorded as general and administrative expense.

On August 15, 2014, the Company issued to two of its directors and four of its Advisory Board members a total of 50,667 restricted shares of Common Stock. The shares will vest in 12 equal monthly portions until fully vested on the anniversary of grant. Related compensation expense in the amount of $236 will be recorded as general and administrative expense

19

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

3.	Shares and warrants to investors and service providers:

The Company accounts for shares and warrant grants issued to non-employees using the guidance of ASC 505-50, "Equity-Based Payments to Non-Employees" (EITTF 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services"), whereby the fair value of such option and warrant grants is determined using a Black-Scholes options pricing model at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

(a)	Warrants to investors and service providers and investors:

The fair value for the warrants to service providers was estimated on the measurement date determined using a Black-Scholes option pricing model, with the following weighted-average assumptions for the year ended December 31, 2010; weighted average volatility of 140%, risk free interest rates of 2.39%-3.14%, dividend yields of 0% and a weighted average life of the options of 5-5.5 and 1-9 years. There were no grants to service providers during 2012, 2013 and 2014 using Black-Scholes calculation.

Issuance date	Number of warrants issued	Exercised	Forfeited	Outstanding	Exercise Price $	Warrants exercisable	Exercisable through
Nov-Dec 2004	973,390	959,734	13,656	-	0.00075 - 0.15	-	-
Feb-Dec 2005	203,898	32,011	169,887	2,000	2.25 - 37.5	2,000	Jun - Dec 2015
Feb-Dec 2006	112,424	48,513	31,911	32,000	0.075 – 22.5	32,000	Feb - May 2016
Mar-Nov 2007	180,220	-	66,887	113,333	2.25 - 7.05	113,333	Mar 2017 – Oct 2017
Nov 2008	6,667	-	-	6,667	2.25	6,667	Sep-18
Apr-Oct 2009	26,667	6,667	-	20,000	1.005 – 1.5	20,000	Apr 2019 – Oct 2019
Aug 2007- Jan 2011	2,016,667	-	-	2,016,667	3 - 4.35	2,016,667	Nov-17
Jan 2010	83,333	-	83,333	-	7.5	-	-
Feb 2010	8,333	8,333	-	-	0.15	-	-
Feb 2010	200,000	-	200,000	-	7.5	-	-
Feb 2010	100,000	-	-	100,000	0.015	66,667	Feb-20
Feb 2011	42,735	-	42,735	-	5.85	-	-
Feb 2011	427,167	63,122	364,044	-	4.2	-	-
Feb 2011	854,333	-	854,333	-	7.5	-	-
Jul 2012	32,931	-	32,931	-	5.22	-	-
Jul 2012	15,517	-	-	15,517	4.35	15,517	Jan-15
Jul 2012	990,949	150,651	-	840,297	4.35	840,297	Jan-15
Feb 2013	55,556	-	-	55,556	7.5	55,556	Oct-15
April 2010-2013	8,889	-	-	8,889	0.00075	8,889	Oct-14
Aug 2013	1,147,471	-	1,110,706	36,765	3.75	36,765	Aug-16
Aug 2013	29,000	-	-	29,000	0.525	29,000	Aug-16
Jun 2014	2,800,000	-	-	2,800,000	5.22	2,800,000	Jun-17
	10,316,145	1,269,032	2,970,423	6,076,690		6,043,357

20

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

B.	Issuance of shares, warrants and options: (Cont.):

3.	Shares and warrants to service providers: (Cont.):

(b)	Shares:

On December 30, 2009, the Company issued to Ramot 74,667 shares of Common Stock (See Note 4).

On December 31, 2011, the Company issued to Hadasit warrants to purchase up to 100,000 restricted shares of Common Stock at an exercise price of $0.015 per share, exercisable for a period of 5 years.  The warrants shall vest over the course of the trials as follows: 33,333 upon enrollment of 1/3 of the patients; an additional 33,333 upon enrollment of all the patients and the final 33,333 upon completion of the study.

On January 16, 2013, the Company granted an aggregate of 14,400 shares of Common Stock of the Company to two consultants, for services rendered through December 31, 2012. Related compensation expense in the amount of $54 was recorded as research and development expense.

On February 4, 2013, the Company issued 8,408 shares of Common Stock to an investor, according to a settlement agreement, for the correction of the conversion rate of a $200 convertible loan. The convertible loan was issued in 2006 and converted in 2010.

On March 11, 2013, the Company granted to its legal advisor 12,913 shares of Common Stock for 2013 legal services. The related compensation expense in the amount of $44.5 was recorded as general and administrative expense.

On November 13, 2013, the Company approved a grant of 30,000 shares of Common Stock to the Consultants, for services rendered during January 1, 2013 through September 30, 2013 (the “2013 Shares”). On March 24, 2014, the Company approved grants of an aggregate of 6,000 shares of Common Stock to the Consultants for services rendered in 2014, and issued such shares together with the 2013 Shares.

On March 11, 2013, the Company granted to two of its service providers an aggregate of 26,667 shares of Common Stock. The shares are public relations services. The related compensation expense in the amount of $92 was recorded as general and administrative expense.

On July 28, 2014, the Company granted to its legal advisor 10,752 shares of Common Stock for 2014 legal services. As of September 30, 2014, related compensation expense in the amount of $37 was recorded as general and administrative expense.

21

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARY

U.S. dollars in thousands

(Except share data and exercise prices)

Notes to Consolidated Financial Statements

NOTE 6 - STOCK CAPITAL (Cont.):

The total stock-based compensation expense, related to shares, options and warrants granted to employees, directors and service providers, was comprised, at each period, as follows:

	Nine months ended		Three months ended
	September 30,		September 30,
	2014	2013	2014	2013
	Unaudited		Unaudited

Research and development	160	101	16	7
General and administrative	604	521	339	(71)
Total stock-based compensation expense	764	622	355	(64)

NOTE 7	- SUBSEQUENT EVENTS

A.	In October 2014, Prof Israeli exercised his option to exercise 44,444 shares of Common Stock of the Company. (See Note 6 B 2 (A)).

B.	In October 2014, Hadasit exercised its warrants to purchase 8,889 shares of Common Stock of the Company. (See Note 6 B 2 (A)).

C.	On November 1, 2014, the Company granted to four of its directors options to purchase an aggregate of 70,666 shares of Common Stock of the Company at $0.75 per share. The total compensation expense related to the options will be recorded as general and administrative expense.

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Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This quarterly report contains numerous statements, descriptions, forecasts and projections, regarding Brainstorm Cell Therapeutics Inc. and its potential future business operations and performance. These statements, descriptions, forecasts and projections constitute “forward-looking statements,” and as such involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance and achievements to be materially different from any results, levels of activity, performance and achievements expressed or implied by any such “forward-looking statements.” Some of these are described under “Risk Factors” in this report and in our annual report on Form 10-K for the fiscal year ended December 31, 2013. In some cases you can identify such “forward-looking statements” by the use of words like “may,” “will,” “should,” “could,” “expects,” “hopes,” “anticipates,” “believes,” “intends,” “plans,” “estimates,” “predicts,” “likely,” “potential,” or “continue” or the negative of any of these terms or similar words. These “forward-looking statements” are based on certain assumptions that we have made as of the date hereof. To the extent these assumptions are not valid, the associated “forward-looking statements” and projections will not be correct. Although we believe that the expectations reflected in these “forward-looking statements” are reasonable, we cannot guarantee any future results, levels of activity, performance or achievements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do and we undertake no obligation to do so. We caution investors that our business and financial performance are subject to substantial risks and uncertainties. In evaluating our business, prospective investors should carefully consider the information set forth under the caption “Risk Factors” in addition to the other information set forth herein and elsewhere in our other public filings with the Securities and Exchange Commission.

Company Overview

Brainstorm Cell Therapeutics Inc. (“we,” “us,” “our” or the “Company”) is a biotechnology company developing novel adult stem cell therapies for debilitating neurodegenerative disorders such as Amyotrophic Lateral Sclerosis (“ALS”, also known as Lou Gehrig’s disease), Multiple Sclerosis (“MS”), and Parkinson’s disease (“PD”). These diseases have limited treatment options and as such represent unmet medical needs. We believe that NurOwn, our proprietary process for the propagation of Mesenchymal Stem Cells (“MSC”) and their differentiation into Neurotrophic factor-(“NTF”) secreting cells (“MSC-NTF”), and their transplantation at, or near, the site of damage, offers the hope of more effectively treating neurodegenerative diseases. Our core technology was developed in collaboration with Prof. Eldad Melamed, former head of Neurology of the Rabin Medical Center and member of the Scientific Committee of the Michael J. Fox Foundation for Parkinson's Research and Prof. Daniel Offen of the Felsenstein Medical Research Center of Tel Aviv University. Our wholly-owned Israeli subsidiary, Brainstorm Cell Therapeutics Ltd. (the “Israeli Subsidiary”), holds rights to commercialize the technology, through a licensing agreement with Ramot at Tel Aviv University Ltd. (“Ramot”), the technology transfer company of Tel Aviv University, Israel. We currently employ 14 employees in Israel and one in the Unites States.

Our Proprietary Technology

Our NurOwn technology is based on a novel differentiation protocol which induces differentiation of the bone marrow-derived mesenchymal stem cells into neuron-supporting cells, MSC-NTF cells, capable of releasing several neurotrophic factors, including Glial-derived neurotrophic factor (“GDNF”) and Brain-derived neurotrophic factor (“BDNF”), Vascular endothelial growth factor (VEGF) and Hepatocyte growth factor (HGF) which are critical for the growth, survival and differentiation of developing neurons. GDNF is one of the most potent survival factors known for peripheral neurons. VEGF and HGF have been reported to have important neuro-protective effects in ALS.

Our approach to treatment of neurodegenerative diseases with autologous adult stem cells includes a multi-step process beginning with harvesting of undifferentiated stem cells from the patient's own bone marrow, and concluding with transplantation of differentiated, neurotrophic factor-secreting mesenchymal stem cells (MSC-NTF) into the same patient – intrathecally and/or intramuscularly. Intrathecal (injection into the cerebrospinal fluid) transplantation consists of injection with a standard lumbar puncture; there is no need for a laminectomy – an invasive, orthopedic spine operation to remove a portion of the vertebral bone, as required by other technologies. Intramuscular (injection directly into muscle) transplantation is performed via a standard injection procedure as well.

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Our proprietary, production process for induction of differentiation of human bone marrow derived mesenchymal stem cells into differentiated cells that produce NTF (MSC-NTF) for clinical use is conducted in full compliance with current Good Manufacturing Practice (“cGMP”).

Our proprietary technology is licensed to and developed by our Israeli Subsidiary.

The NurOwn Transplantation Process

§	Bone marrow aspiration from patient;
§	Isolation and expansion of the mesenchymal stem cells;
§	Differentiation of the expanded stem cells into neurotrophic-factor secreting (MSC-NTF) cells; and
§	Autologous transplantation into the patient’s spinal cord or muscle tissue.

Differentiation before Transplantation

The ability to induce differentiation of autologous adult mesenchymal stem cells into MSC-NTF cells before transplantation is unique to NurOwn, making it the first-of-its-kind for treating neurodegenerative diseases.

The specialized cells secrete neurotrophic factors for:

§	Protection of existing motor neurons;

§	Promotion of motor neuron growth; and

§	Re-establishment of nerve-muscle interaction.

Autologous (“Self-transplantation”)

The NurOwn approach is autologous, or self-transplanted, using the patient’s own stem cells. In autologous transplantation there is no risk of rejection and no need for treatment with immunosuppressive agents, which can cause severe and/or long-term side effects. In addition, the use of adult stem cells is free of controversy associated with the use of embryonic stem cells in some countries.

The ALS Program

NurOwn is in clinical development for the treatment of ALS. It has been granted Fast Track designation by the FDA for this indication, and has been granted Orphan Status in both the United States and in Europe. We have completed two clinical trials of NurOwn in patients with ALS at Hadassah Medical Center (“Hadassah”) in collaboration with Professor Dimitrios Karussis, who served as the principal investigator on these studies. We also have an agreement with Hadasit Medical Research Services and Development Ltd., a subsidiary of the Hadassah Medical Organization (“Hadassah”), pursuant to which Hadassah provides the Israeli Subsidiary with lab services relating to studies of NurOwn. The first study, a phase 1/2 safety and efficacy study of NurOwn in ALS patients, was initiated in June 2011 after receiving approval from the Israeli Ministry of Health (“MoH”). In March 2013, Professor Karussis presented some of the data from this trial at the American Academy of Neurology Annual Meeting. The trial results demonstrated the safety of NurOwn as well as signs of efficacy on both the ALS Functional Rating Score (“ALSFRS-R”) and Forced Vital Capacity (“FVC”) Further analyses of this study were presented by Professor Karussis in December 2013 at the 24th International Symposium on ALS/MND.

24

In January 2013, the Israeli MoH approved the second study, phase 2a combined (intramuscular and intrathecal) treatment, dose-escalating trial, which we also conducted at Hadassah in collaboration with Prof. Karussis. The last follow-up visits in this study occurred in September 2014 and final results are expected to be available in the fourth quarter of 2014. In June 2014, Professor Karussis presented interim data from this study at the Joint Congress of European Neurology in Istanbul, Turkey.

In December 2013 the Company submitted an Investigational New Drug (“IND”) application to the FDA for NurOwn in ALS, and on April 28, 2014 the US Food and Drug Administration (FDA) approved commencement of the Company’s randomized, double-blind, placebo controlled multi-center phase 2 clinical trial of NurOwn in ALS patients. On June 6, 2014, the Company announced that this clinical trial has commenced with the enrollment of the first patient at Massachusetts General Hospital (MGH) in Boston, Massachusetts. The trial is also being conducted at the University of Massachusetts Memorial (UMass) Hospital in Worcester, Massachusetts and the Mayo Clinic in Rochester, Minnesota. For this study, NurOwn production occurs at the Connell and O’Reilly Cell Manipulation Core Facility at the Dana Farber Cancer Institute in Boston, Massachusetts, and at a clean room facility at the Mayo Clinic. This study is designed to enroll 48 patients randomized in a 3:1 ratio to receive NurOwn or placebo. Results from this trial are not expected until 2016.

Future Development.

Future development of NurOwn in ALS will require additional clinical trials, including the administration of repeated doses to ALS patients enrolled in those trials.  The design and timing of subsequent clinical trials in ALS is currently under review by the Company.  In addition, the Company is reviewing the potential clinical development of NurOwn in other neurodegenerative disorders, such as Parkinson’s disease, Huntington’s disease, and multiple sclerosis, and continues to conduct preclinical research in additional areas, including autism.

In addition, the Company is engaged in a number of research initiatives to improve the scale and efficiency of NurOwn production and to improve the stability of NurOwn, which is currently produced in clean room facilities close to the clinical trial sites, where the cells are administered to patients. We are also engaged in collaboration with Octane Biotech Inc., a Canadian firm that focuses on culture systems for cell and tissue therapy, to develop a NurOwn bioreactor. On June 27, 2014 the Company announced that this collaboration has successfully developed a sophisticated Alpha prototype of the NurOwn™ Bioreactor, utilizing a customized disposable cartridge that is dedicated to the intricacies of the Company's NurOwn™ process.  Based on this first working prototype, the Company and Octane are advancing to the next stage of development with a goal of eventually qualifying a bioreactor for full clinical use.

Intellectual Property

On December 4, 2013, a Notice of Intention to Grant from the European Patent Office (EPO) was issued for the Company's patent application entitled "Isolated Cells and Populations Comprising Same for the Treatment of CNS Diseases" (European serial number EP06766101.7) . This patent relates to the production method for the company's proprietary stem cells induced to secrete large quantities of neurotrophic factors for the treatment of neurodegenerative diseases. On February 11, 2014, a Notice of Allowance was issued from the U.S. Patent Office for the same patent application as above, U.S. serial number 11/727,583.

In March 2014, the U.S. Patent and Trademark Office (USPTO) granted the Company patent US 8,663,987 (“Mesenchymal stem cells for the treatment of CNS diseases”) for its autologous stem cell technology.  In April 2014, the USPTO granted the Company patent US 8,647,874 (“Isolated cells and populations comprising same for the treatment of CNS diseases”) for its autologous stem cell technology.  In July 2014 the Company received a Notice of Allowance from the USPTO for Patent Application 12/994,761 (“Mesenchymal stem cells for the treatment of CNS diseases”).  On September 3, 2014, the Company announced that the European Patent Office (EPO) granted the company patent number EP1893747 (“Isolated Cells and Populations Comprising Same for the Treatment of CNS Diseases”).  These patents cover the production and use of the Company's proprietary stem cells induced to secrete significantly elevated levels of neurotrophic factors for the treatment of neurodegenerative diseases.  The Company intends to continue pursuing patent protection for its technologies across multiple jurisdictions.

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Stock Split

On September 15, 2014, the Company filed a Certificate of Amendment of Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect a one-for-fifteen reverse stock split of the Company’s common stock, par value $0.00005 per share (“Common Stock”), effective as of 11:59 p.m., Eastern time, September 15, 2014 (the “Reverse Stock Split”). The Reverse Stock Split had been approved by the Board of Directors on June 24, 2014 and by the Company’s stockholders at the Annual Meeting of Stockholders on August 14, 2014. On September 2, 2014, the Board of Directors authorized the Company to proceed with the Reverse Stock Split. Pursuant to the Reverse Stock Split, each fifteen shares of Common Stock of the Company were combined and were reclassified into one share of Common Stock of the Company, and the number of issued and outstanding shares of Common Stock of the Company was proportionally reduced, in both cases without any change to the authorized number of shares of Common Stock or in the par value of such shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who were entitled to fractional shares received cash in lieu of receiving fractional shares at a rate of $4.2405 per share (the average of the closing trading prices of the Common Stock (as adjusted to reflect the reverse stock split) during regular trading hours for the five trading days immediately preceding the effective time of the Reverse Stock Split). The number of shares of the Company’s Common Stock subject to outstanding options and warrants issued by the Company were reduced proportionately and the respective exercise prices were increased proportionately to reflect the Reverse Stock Split. The number of shares reserved for issuance under the Company’s equity compensation plans were also reduced proportionately.

Nasdaq listing

The Company’s shares of Common Stock were approved for uplisting to the NASDAQ Capital Market, and commenced trading on the NASDAQ Capital Market when trading began on September 30, 2014. The Company’s Common Stock started trading under the ticker symbol "BCLI" when trading on Nasdaq commences and ceased to be temporarily be quoted as "BCLID" effective September 30, 2014.

Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 605 Third Avenue, 34th Floor, New York, New York 10158, and our telephone number is (646) 666-3188. We maintain an Internet website at http://www.brainstorm-cell.com. The information on our website is not incorporated into this report.

Results of Operations

For the period from inception (September 22, 2000) until September 30, 2014, the Company has not earned any revenues from operations. The Company does not expect to earn revenues from operations until 2018. The Company has incurred operating costs and other expenses of approximately $2,428,000 during the three months ended September 30, 2014.

Research and Development, net:

Research and development expenses, net for the three months ended September 30, 2014 and 2013 were $1,572,000 and $804,000, respectively. In addition, the Company’s grant from The Office of the Chief Scientist increased by $90,000 to $161,000 for the three months ended September 30, 2014 from $71,000 for the three months ended September 30, 2013.

The increase in research and development expenses for the three months ended September 30, 2014 is primarily due to an increase of $1,123,000, associated with the clinical trials in the US, to $1,218,000 for the three months ended September 30, 2014, compared to $95,000 for the three months ended September 30, 2013. This increase was partially offset by a decrease of $157,000 for the clinical trials in Israel, a decrease of $86,000 in payroll costs, a decrease of $22,000 in patents, rent and consulting fees, and an increase of $90,000 in CSO participation.

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General and Administrative:

General and administrative expenses for the three months ended September 30, 2014 and 2013 were $856,000 and $272,000, respectively. The increase in general and administrative expenses for the three month period ended September 30, 2014 from the three month period ended September 30, 2013 is primarily due to: (i) an increase of $410,000 in stock-based compensation expenses, from income of $71,000 in the three months ended September 30, 2013 to expense of $339,000 in the three months ended September 30, 2014; (ii) an increase of $57,000 in payroll costs from $153,000 in the three months ended September 30, 2013 to $210,000 in the three months ended September 30, 2014, and (iii) an increase of $117,000 for IR PR costs, consulting fees, stock costs and other costs, from $190,000 in the three months ended September 30, 2013 to $307,000 in the three months ended September 30, 2014.

Financial Expenses:

Financial income for the three months ended September 30, 2014 was $9,000, compared to a financial expense of $5,000 for the three months ended September 30, 2013.

The financial income for the three months ended September 30, 2014 is mainly due to a financial income of $38,000 that is due to revaluation of certain warrants issued to investors in the Company’s August 2013 public offering ("2013 Warrants"). Certain 2013 Warrants contain anti-dilution provisions. Under generally accepted accounting principles, the anti-dilution provisions require those 2013 Warrants to be valued and classified as a warrant liability on the balance sheet, resulting in a reduction of stockholders’ equity. This warrant liability will be revaluated every quarter report. Income from revaluation was partially offset by a financial expense of $29,000.

Net Loss:

Net loss for the three months ended September 30, 2014 was $2,421,000, as compared to a net loss of $1,082,000 for the three months ended September 30, 2013. Net loss per share for the three months ended September 30, 2014 and September 30, 2013 were $0.16 and $0.10, respectively.

The weighted average number of shares of Common Stock used in computing basic and diluted net loss per share for the three months ended September 30, 2014 was 15,158,411, compared to 10,948,208 for the three months ended September 30, 2013.

The increase in the weighted average number of shares of Common Stock used in computing basic and diluted net loss per share for the three months ended September 30, 2014, compared to the three months ended September 30, 2013, was due to (i) the issuance of shares of common stock as part of the public offering in August 2013 and in June 2014, (ii) the exercise of warrants and options, (iii) exchange of warrants issued to certain investors as part of the public offering in August 2013, to shares of common stock, and (iv) the issuance of shares to service providers.

Liquidity and Capital Resources

The Company has financed its operations since inception primarily through public and private sales of its Common Stock and warrants and the issuance of convertible promissory notes. At September 30, 2014, the Company had $11,107,000 in total current assets and $2,395,000 in total current liabilities.

Net cash used in operating activities was $1,119,000 for the three months ended September 30, 2014. Cash used for operating activities was primarily attributed to cost of clinical trials, rent of clean rooms and materials for clinical trials, payroll costs, rent, outside legal fee expenses and public relations expenses.

Net cash used in investing activities was $1,606,000 for the three months ended September 30, 2014.

Net cash provided by financing activities for the three months ended September 30, 2014 was $366,000.

The Company’s other material cash needs for the next 12 months will include payments of (i) costs of the clinical trials in the US and Israel; (ii) employee salaries; (iii) patents; (iv) construction fees for facilities to be used in the Company’s research and development and (v) fees to Company consultants and legal advisors.

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Company's operations are very capital intensive and will require substantial capital raisings. If the Company is not able to raise substantial additional capital, it may not be able to continue to function as a going concern and may have to cease operations. Even if the Company obtains funding sufficient to fund its operations in the short term, it would still be required to raise a substantial amount of capital in the future in order to reach profitability and to complete the commercialization of the Company’s products. The Company’s ability to fund these future capital requirements will depend on many factors, including the following:

•	our ability to obtain funding from third parties, including any future collaborative partners;
•	the scope, rate of progress and cost of our clinical trials and other research and development programs;
•	the time and costs required to gain regulatory approvals;
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish;
•	the costs of filing, prosecuting, defending and enforcing patents, patent applications, patent claims, trademarks and other intellectual property rights;
•	the effect of competition and market developments; and
•	future pre-clinical and clinical trial results.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these financial statements requires us to make judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenue and expenses during the reporting periods. We continually evaluate our judgments, estimates and assumptions. We base our estimates on the terms of underlying agreements, our expected course of development, historical experience and other factors we believe are reasonable based on the circumstances, the results of which form our management’s basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

There were no significant changes to our critical accounting policies during the quarter ended September 30, 2014. For information about critical accounting policies, see the discussion of critical accounting policies in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Off Balance Sheet Arrangements

We have no off balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

This information has been omitted as the Company qualifies as a smaller reporting company.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this quarterly report, we carried out an evaluation, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Based on this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective, as of the end of the period covered by this report, to ensure that information required to be disclosed by us in the reports we file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that the information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

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Changes In Internal Control Over Financial Reporting

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended September 30, 2014 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

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PART II: OTHER INFORMATION

Item 1. Legal Proceedings.

From time to time, we may become involved in litigation relating to claims arising out of operations in the normal course of business, which we consider routine and incidental to our business. We currently are not a party to any material legal proceedings, the adverse outcome of which, in management’s opinion, would have a material adverse effect on our business, results of operation or financial condition.

Item 1A. Risk Factors.

There have not been any material changes from the risk factors previously disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. In addition to the other information set forth in this Quarterly Report on Form 10-Q, you should carefully consider the risk factors in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which could materially affect our business, financial condition or future results. The risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On September 3, 2014, the Company issued to Rainbow Biotechnologies Sarl 7,144 shares of Common Stock (on a post-split basis) pursuant to an exercise of warrants issued under the August 2005 Consulting Agreement with Rainbow Biotechnologies Sarl, for an aggregate exercise price of $16. The issuance of these securities was effected without registration in reliance on Section 4(2) of the Securities Act as a sale by the Company not involving a public offering.  No underwriters were involved with the issuance of such securities.

On October 22, 2014, the Company issued to Hadasit Medical Research Services and Development Ltd. 8,889 shares of Common Stock (on a post-split basis) pursuant to the exercise of warrants issued under the April 2010 Agreement with Hadasit Medical Research Services and Development Ltd., for an aggregate exercise price of $6.67.  The issuance of these securities was effected without registration in reliance upon Regulation D promulgated under the Securities Act. No underwriters were involved with the issuance of such securities and no commissions were paid in connection with such transaction.

Item 5. Other Information.

During the quarter ended September 30, 2014, we made no material changes to the procedures by which stockholders may recommend nominees to our Board of Directors, as described in our most recent proxy statement.

Item 6. Exhibits.

The Exhibits listed in the Exhibit Index immediately preceding such Exhibits are filed with or incorporated by reference in this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

November 13, 2014	By:	/s/ Dr. Anthony Fiorino
Name: Dr. Anthony Fiorino Title: Chief Executive Officer (Principal Executive Officer)

November 13, 2014	By:	/s/ Liat Sossover
Name: Liat Sossover Title: Chief Financial Officer (Principal Financial Officer)

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EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Amendment of Certificate of Incorporation of Brainstorm Cell Therapeutics Inc. dated September 15, 2014, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K dated September 15, 2014.

4.1	Specimen Certificate of Common Stock of Brainstorm Cell Therapeutics Inc., incorporated herein by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated September 15, 2014.

10.3	Brainstorm Cell Therapeutics Inc. 2014 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated August 14, 2014.

10.4	Brainstorm Cell Therapeutics Inc. 2014 Global Share Option Plan, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K dated August 14, 2014.

10.5	Form of Incentive Stock Option Agreement under the Brainstorm Cell Therapeutics Inc. 2014 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated October 30, 2014.

10.6	Form of Nonstatutory Stock Option Agreement under the Brainstorm Cell Therapeutics Inc. 2014 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K dated October 30, 2014.

10.7	Form of Restricted Stock Agreement under the Brainstorm Cell Therapeutics Inc. 2014 Stock Incentive Plan, incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K dated October 30, 2014.

10.8	Form of Option Agreement under the Brainstorm Cell Therapeutics Inc. 2014 Global Share Option Plan, incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K dated October 30, 2014.

31.1*	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1 ‡	Certification of the Principal Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32.2 ‡	Certification of the Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

*	Filed herewith

‡	Furnished herewith

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EXHIBIT 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO EXCHANGE ACT RULE 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

I, Dr. Anthony Fiorino, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Brainstorm Cell Therapeutics Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

November 13, 2014	/s/ Dr. Anthony Fiorino
Name: Dr. Anthony Fiorino
Title: Chief Executive Officer (Principal Executive Officer)

EXHIBIT 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO EXCHANGE ACT RULE 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

I, Liat Sossover, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Brainstorm Cell Therapeutics Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

a) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

November 13, 2014	/s/ Liat Sossover
Name: Liat Sossover
Title: Chief Financial Officer (Principal Financial Officer)

EXHIBIT 32.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

In connection with the accompanying Quarterly Report on Form 10-Q of Brainstorm Cell Therapeutics Inc. for the period ended September 30, 2014, the undersigned hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

(1) such Quarterly Report on Form 10-Q for the period ended September 30, 2014 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in such Quarterly Report on Form 10-Q for the period ended September 30, 2014 fairly presents, in all material respects, the financial condition and results of operations.

November 13, 2014	/s/ Dr. Anthony Fiorino
Name: Dr. Anthony Fiorino
Title: Chief Executive Officer (Principal Executive Officer)

EXHIBIT 32.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER PURSUANT TO 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

In connection with the accompanying Quarterly Report on Form 10-Q of Brainstorm Cell Therapeutics Inc. for the period ended September 30, 2014, the undersigned hereby certifies pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, to the best of my knowledge and belief, that:

(1) such Quarterly Report on Form 10-Q for the period ended September 30, 2014 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in such Quarterly Report on Form 10-Q for the period ended September 30, 2014 fairly presents, in all material respects, the financial condition and results of operations.

November 13, 2014	/s/ Liat Sossover
Name: Liat Sossover
Title: Chief Financial Officer (Principal Financial Officer)